                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)

                                    460927106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 460927106                                            Page 1 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.   25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares       5)  Sole Voting Power                         419,600

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    419,600

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     419,600

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                           [ ]

    11)  Percent of Class Represented by Amount in Row (9)         8.80

    12)  Type of Reporting Person   (See Instructions)             HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)

                                    460927106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  460927106                                           Page 2 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC HL Holding Corp. 51-0404585

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Delaware

    Number of Shares       5)  Sole Voting Power                         419,600

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    419,600

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     419,600

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                          [ ]

    11) Percent of Class Represented by Amount in Row (9)         8.80

    12) Type of Reporting Person   (See Instructions)             HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)

                                    460927106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 460927106                                            Page 3 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             J.J.B. Hilliard, W.L. Lyons, Inc.   61-0734935

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a) [ ]

        b) [ ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Kentucky

    Number of Shares       5)  Sole Voting Power                         419,600

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    419,600

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     419,600

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                               [ ]

    11) Percent of Class Represented by Amount in Row (9)              8.80

    12) Type of Reporting Person   (See Instructions)                  IA

                                                               Page 4 of 5 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a) Amount Beneficially Owned:                                    419,600 shares

(b) Percent of Class:                                                       8.80

(c) Number of shares to which such person has:

        (i)  sole power to vote or to direct the vote                    419,600

       (ii)  shared power to vote or to direct the vote                      -0-

      (iii)  sole power to dispose or to direct the disposition of       419,600

       (iv)  shared power to dispose or to direct the disposition of         -0-

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         The total number of shares reported herein are held in an open-end mutual fund, to which J.J.B. Hilliard, W.L. Lyons, Inc. is the investment advisor.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC HL Holding Corp. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (wholly owned subsidiary of PNC HL Holding Corp.)

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
---------------------------------------------------
Date

By:  /s/ Joan L. Gulley
---------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Joan L. Gulley, Vice President
Name & Title


February 10, 2004
---------------------------------------------------
Date

By:  /s/ Maria C. Schaffer
---------------------------------------------------
Signature - PNC HL Holding Corp.

Maria C. Schaffer, Controller & Treasurer
---------------------------------------------------
Name & Title


February 10, 2004
---------------------------------------------------
Date

By:  /s/ James R. Allen
---------------------------------------------------
Signature - J.J.B. Hilliard, W.L. Lyons, Inc.

James R. Allen, President
---------------------------------------------------
Name & Title

                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G